Exhibit 4.4

EXHIBIT A

[FORM OF NOTE]

Douglas Dynamics, L.L.C. and Douglas Dynamics Finance Company

7¾% SENIOR NOTE
DUE 2012

CUSIP:
No.	$

Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”), and Douglas Dynamics Finance Company, a Delaware corporation (the “Finance Company”, and together with the Company, the “Issuers,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of                      Dollars, on January 15, 2012.

Interest Payment Dates:  January 15 and July 15; commencing

Record Dates:  January 1 and July 1

Reference is made to the further provisions of this Note on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

Douglas Dynamics, L.L.C.
a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

Douglas Dynamics Finance Company a Delaware corporation

By:
Name:
Title:

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-mentioned Indenture.

U.S. Bank National Association

By:
Authorized Signatory

Dated:

(Back of Note)

7¾%(1) Senior Notes due 2012

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.](2)

[UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.](3)

[THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).  NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE.  NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.](4)

(1)   Reserved.

(2)   To be included only on Global Notes deposited with DTC as Depositary.

(3)   To be included only on Global Notes deposited with DTC as Depositary.

(4)   To be included only on Regulation S Temporary Global Notes.

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.](5)

[THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.](6)

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.                 Interest.  Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”), and Douglas Dynamics Finance Co., a Delaware corporation (the “Finance Company,” and together with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 7¾% per annum until maturity.  The Issuers will pay interest semi-annually on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”).  The first Interest Payment Date shall be                     .  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date (defined below) referred to on the face hereof and the next succeeding Interest

(5)   To be included only on Transfer Restricted Notes.

(6)   To be included only on Regulation S Global Notes.

Payment Date, interest shall accrue from such next succeeding Interest Payment Date.  The Issuers shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

[Until this Regulation S Temporary Global Note is exchanged for one or more Regulation S Permanent Global Notes, the Holder hereof shall not be entitled to receive payments of cash interest hereon; until so exchanged in full, this Regulation S Temporary Global Note shall in all other respects be entitled to the same benefits as other Notes under the Indenture.](7)

2.             Method of Payment.  The Issuers shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 next preceding the Interest Payment Date (each a “Record Date”), even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest.  The Notes shall be payable as to principal, interest and premium, if any, at the office or agency of the Issuers maintained within The City and State of New York for such purpose, or, at the option of the Issuers, payment of interest and may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds to an account within the United States shall be required with respect to principal of and interest and premium, if any, on all Global Notes.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers or any of the Subsidiaries may act in any such capacity.

4.             Indenture.  The Issuers issued the Notes under an Indenture dated as of the Issue Date (“Indenture”), by and among the Issuers, the Guarantors party thereto and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.             Optional Redemption.

(a)   Except as set forth in clause (b) of this Section 5, the Issuers shall not have the option to redeem the Notes pursuant to this Section 5 prior to January 15, 2009.  The Notes shall be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after January 15, 2009, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address, at the following redemption prices

(7)   To be included only on Regulation S Temporary Global Notes.

(expressed as percentages of the principal amount) if redeemed during the 12-month period commencing January 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive the corresponding interest due on the corresponding Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the date of redemption of the Notes (the “Redemption Date”):

Year	Percentage
2009	103.875%
2010	101.938%
2011 and thereafter	100.000%

(b)           Notwithstanding the provisions of clause (a) of this Section 5, at any time or from time to time on or prior to January 15, 2008, upon the consummation of one or more Equity Offerings for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture (only as necessary to avoid any duplication, excluding any replacement Notes) may be redeemed at the Issuers’ option within 90 days of such Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by the Issuers from the Net Cash Proceeds of such Equity Offering, at a redemption price equal to 107.750% of principal, together with accrued and unpaid interest thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding (only as necessary to avoid any duplication, excluding any replacement Notes).

(c)           Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address.  Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption unless the Issuers default in such payments due on the Redemption Date.

6.             Mandatory Redemption.  The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.  The Notes shall not have the benefit of any sinking fund.

7.             Offers to Purchase.

(a)           Change of Control.  As provided in Section 4.14 of the Indenture, in the event that a Change of Control has occurred, each Holder of Notes shall have the right as described below and in the Indenture, at such Holder’s option, pursuant to an offer (which offer shall be subject only to conditions required by applicable law, if any) by the Issuers (the “Change of Control Offer”), to require the Issuers to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest to the Change of Control Purchase Date.

As provided in Section 4.14 of the Indenture, the Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the “Change of Control Offer Period”).  Upon expiration of the Change of Control Offer Period, the Issuers shall purchase all Notes properly tendered in response to the Change of Control Offer.

As provided in Section 4.14 of the Indenture, prior to the commencement of a Change of Control Offer and as a condition thereof, but in any event within 30 days following any Change of Control, the Issuers shall obtain any requisite consents under the Credit Agreement to permit the repurchase of the Notes pursuant to the Change of Control Offer.  The Issuers’ failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under Section 6.1 of the Indenture.

(b)           Asset Sale.  (1) As provided in Section 4.13 of the Indenture, the Issuers shall not and the Subsidiary Guarantors shall not, and neither the Issuers nor the Subsidiary Guarantors shall permit any of the Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of the Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Subsidiaries, whether by an Issuer or any of the Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

(A)          at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and

(B)           such Issuer or such Subsidiary receives, as applicable, fair market value for such Asset Sale, which fair market determination shall be made by a resolution of the Board of Directors if the value of such Asset Sale is more than $2.5 million.

For purposes of clause (A) above, total consideration received means the total consideration received for such Asset Sales, minus the amount of:  (i) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that the Issuers are and the Subsidiaries are fully released from all obligations in connection therewith, (ii) any of such Issuer’s or such Subsidiary’s liabilities, as shown on such Issuer’s or such Subsidiary’s most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee, that are assumed by the transferee of any such assets; provided, that the Issuers are and the Subsidiaries are fully released from all obligations in connection therewith, (iii) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received, and (iv) the fair market value of property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under clause (2)(A)(i) below (such fair market value to be made as provided in clause (B) above).

(2)           Within 360 days following such Asset Sale or the receipt of such Net Cash Proceeds, an amount equal to the Net Cash Proceeds therefrom (the “Asset Sale Amount”) shall be:

(A)          (i) invested in Additional Assets or (ii) used to make Permitted Investments other than those under clauses (a), (b) or (c) under the definition of “Permitted Investments” in the Indenture, which in the good faith reasonable judgment of the Board of Directors shall immediately constitute or be a part of a Related Business immediately following such transaction, or

(B)           used to retire (i) Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, (ii) Indebtedness outstanding under the Credit Agreement and to permanently reduce the amount of such Indebtedness permitted to be incurred pursuant to Section 4.7(b)(3) of the Indenture (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (iii) other Indebtedness incurred in accordance with Section 4.7 of the Indenture and secured by a Lien permitted under clause (o) of the definition of “Permitted Liens” in the Indenture; provided, that the amount of Indebtedness repaid with such Net Cash Proceeds pursuant to this clause (iii) shall not exceed the value of the assets securing such Indebtedness repaid, or

(C)           applied to the optional redemption of the Notes in accordance with the terms of the Indenture and the Issuers’ other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to redeem such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, except that, in the case of each of the provisions of clauses (A) and (B), only proceeds from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary may be invested in or used to retire Indebtedness of a Foreign Subsidiary.  Pending the final application of any Net Cash Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise use the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

(c)           The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in Sections 4.13(b)(1), (2) or (3) of the Indenture shall constitute “Excess Proceeds”.  Within 30 days after the date that the amount of Excess Proceeds exceeds $5,000,000, which date shall not be prior to 390 days subsequent to the Asset Sale that generated such Excess Proceeds, the Issuers shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest to the date of payment.  Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

8.             Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture.  Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.](8)

9.             Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

10.           Amendment, Supplement and Waiver.  Subject to certain exceptions set forth in the Indenture, the Indenture, the Notes or the Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.  Without the consent of any Holder of a Note, the Indenture, the Notes or the Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency; to provide for uncertificated Notes in addition to or in place of certificated Notes; to provide for the assumption of the Issuers’ obligations to Holders of the Notes in case of a merger or consolidation pursuant to Article V of the Indenture; to provide for additional Guarantors as set forth in the Indenture or for the release or assumption of Guarantees in compliance with the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any such Holder; to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of the Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein; or to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof.

11.           Defaults and Remedies.  The Indenture provides that each of the following constitutes an Event of Default:

(1)           the Issuers’ failure to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)           the Issuers’ failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(8)          To be included only on Regulation S Temporary Global Notes.

(3)           the Issuers’ failure or the failure of any of the Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture, except for the provisions of Sections 4.13, 4.14 and 5.1 of the Indenture, and the continuance of such failure for a period of 30 days after written notice is given to an Issuer by the Trustee or to an Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(4)           a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5)           an Issuer or any Significant Subsidiary (A) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of such Issuer or Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(6)           a default in Indebtedness of an Issuer or the Indebtedness of any of the Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (A) resulting from the failure to pay principal at maturity or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(7)           final unsatisfied judgments not covered by insurance involving an amount in excess of $5.0 million in any individual case or aggregating in excess of $10.0 million at any one time rendered against an Issuer or any of the Subsidiaries and not stayed, bonded or discharged within 60 days; and

(8)           any Guarantee of Parent or a Subsidiary Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under its Guarantee.

12.           Trustee Dealings with Issuers.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

13.           No Recourse Against Others.  No direct or indirect stockholder, member, employee, manager, Affiliate, officer or director, as such, past, present or future of an Issuer, Parent, the Subsidiary Guarantors or any successor entity shall have any personal liability in respect of such Issuer’s obligations or the obligations of Parent or the Subsidiary Guarantors under the Indenture or the Notes, except that this provision shall, in no way limit the obligation of Parent or any Subsidiary Guarantor pursuant to any guarantee of the Notes.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

14.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

17.           Notation of Guarantee.  As more fully set forth in the Indenture, to the extent permitted by law, each of the Guarantors from time to time, in accordance with Article X of the Indenture, unconditionally and jointly and severally guarantees, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

By its execution of the Indenture and its Guarantee endorsed on this Note, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Issuers and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services.  Accordingly, subject to the provisions of Article X of the Indenture, each Guarantor, jointly and severally, hereby unconditionally guarantees on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that:  (i) the principal of, premium, if any, and interest on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, and interest on overdue principal, premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof and the Indenture; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control, upon an Asset Sale Offer or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.5 of the Indenture.

When a successor assumes all the obligations of its predecessor under the Notes and the Indenture, the predecessor may be released from those obligations.

18.           Governing Law.  THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL LAWS AND RULES 327(b).

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Douglas Dynamics, L.L.C.
7777 North 73rd Street
Milwaukee, WI 53223

Assignment Form

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuers.  The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*NOTICE:  The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:  (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.13 or Section 4.14 of the Indenture, check the box below:

☐ Section 4.13	☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.13 or Section 4.14 of the Indenture, state the amount you elect to have purchased (in denominations of $1,000 only, except if you have elected to have all of your Notes purchased):  $

Date:

Your Signature:
(Sign exactly as your name appears on the Note)

Social Security or Tax Identification No.:

Signature Guarantee*

*NOTICE:  The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs:  (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE(9)

The following exchanges of an interest in this Global Note for an interest in another Global Notes or for a Definitive Note, or exchanges of an interest in another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

(9)   This should be included only if the Note is issued in global form.